Exhibit 99.1

Towerstream’s Adjusted EBITDA Increases to $525K for Q3 2016

MIDDLETOWN, R.I., November 11, 2016 – Towerstream Corporation (NASDAQ: TWER) (the “Company”), a leading Fixed-Wireless Fiber Alternative company, provided guidance for the quarter ending September 30, 2016 and the upcoming earnings call.

●	Adjusted EBITDA from Continuing Operations was $525K excluding non-recurring expenses for the quarter ended September 30, 2016.

●	Towerstream’s second-plus customer On-Net installs are up 65% from Q2 to Q3, the most cost efficient sales Towerstream can make.

●	Towerstream’s On-Net customer base increased 18% and On-Net buildings increased from 265 to 337 from Q2 to Q3.

●	Towerstream reduced its long-term debt by $5M from $37M to $32M.

A conference call to discuss results for the third quarter 2016 will be held on November 16, 2016 at 5:00 p.m. ET, during which Chairman and Interim Chief Executive Officer, Philip Urso, Chief Operating Officer, Arthur Giftakis, and Chief Financial Officer, Frederick Larcombe, will review the Company's financial results and provide an update on current business developments.

Investors and other interested parties may access the earnings call as follows:

Dial-in numbers:	877-755-7423, for U.S. callers; 678-894-3069 for international callers
Internet:	An audio webcast will be accessible at: http://ir.towerstream.com/events.cfm
Telephone replay:

Wednesday November 16, 2016 at 8:00 p.m. ET until Thursday November 24, 2016 at 8:00 p.m. ET

Dial in number: toll free 855-859-2056 for U.S. callers; toll 404-537-3406 for international callers; Conference ID: 44634217 for all callers

Non-GAAP Measures

We use certain Non-GAAP measures to monitor the Company's business performance. These Non-GAAP measures are not recognized under generally accepted accounting principles ("GAAP"). Accordingly, investors are cautioned about using or relying on these measures as alternatives to recognized GAAP measures. Our methods of calculating these measures may not be comparable to similar measures presented by other companies.

“Adjusted EBITDA” represents net income (or loss) before interest, income taxes, depreciation and amortization expense. We also exclude from EBITDA non-cash items such as stock-based compensation and deferred rent expense as well as unusual and non-recurring gains or losses.

About Towerstream Corporation

Towerstream Corporation (TWER) is a leading Fixed-Wireless Fiber Alternative company delivering high-speed Internet access to businesses. The Company offers broadband services in 12 urban markets including New York City, Boston, Los Angeles, Chicago, Philadelphia, the San Francisco Bay area, Miami, Seattle, Dallas-Fort Worth, Houston, Las Vegas-Reno, and the greater Providence area.

Safe Harbor

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the Company with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact

Terry McGovern

Vision Advisors

415-902-3001